Exhibit 99.2

Vistula Communications Services, Inc. Elects Jack Early to Board of Directors

New York – April 12, 2006 – Vistula Communications Services, Inc. (OTCBB: VSTL), a global supplier of flexible and reliable Voice over IP (“VoIP”) services to major telecommunications carriers, cable operators and Internet Service Providers, announced today the election of Jack Early to its Board of Directors effective immediately.

Mr. Early is a veteran of the enterprise software and services industry with over 25 years of management experience. Mr. Early co-founded Early Cloud and Co. (ECC) the pioneering software company noted for its technological expertise in the call center services Industry. ECC was eventually acquired by IBM in 1995. Most recently he served as Chairman of the Board at Clientsoft a Web services platform and application tools company which was acquired by Neon Systems in 2004. As a software services veteran, Jack’s background at ECC and Clientsoft brings a wealth of experience to Vistula’s rapidly growing business.

“Having done my own due diligence, I found that Vistula will win the customer footprint and become the resident VoIP technology the carriers and ISP’s rely on,” said Mr. Early. “Vistula’s feature set is clearly in front of the pack and I’m honored to be contributing to their continued success.”

Rupert Galliers-Pratt Chairman of Vistula added, “Jack’s business acumen will be a welcome addition to our team and will help accelerate Vistula to the next level, delivering Vistula’s product suite directly into the Tier 1 carriers and ISP’s that need to get into the constantly evolving VoIP space. We look forward to having him on board and feel he will be a great addition to Vistula’s management team.”

About Vistula

Vistula is a telecommunications company providing hosted, managed VoIP (Voice over Internet Protocol) services to carriers, cable operators, service providers and transit network operators. Vistula features solutions that enable telecommunications providers to rapidly deploy VoIP services over converged infrastructure through an integrated applications suite. Vistula has already signed Telstra Global business unit, as well as IUSACom in Mexico, among many other international carriers and ISPs that have installed or are currently testing the V-CubeTM platform. Vistula trades on the OTCBB under the symbol: VSTL. For more information visit: www.vistula.com.

“Forward-Looking Statements”

This press release contains certain forward-looking statements within the meaning of the “safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, which reflect management’s expectations regarding future events and speak only as of the date hereof. Our actual results, performance or achievements may differ significantly from the results, performance or achievements discussed in or implied by the forward-looking statements. Factors that could cause such a difference include material changes in our business or prospects, difficulties obtaining financing to fund our operations, failure to establish brand recognition for our products, failure to retain existing customers or attract new customers, failure to compete effectively in cur industry, general market and economic conditions, and other factors that are detailed from time to time in Vistula’s SEC reports, including those detailed in our Annual Report on Form l0-KSB for the fiscal year ended December 31, 2004. Vistula disclaims any intent or obligation to update any forward-looking statements.